July 22, 2014

First Busey Announces 2014 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress from the second quarter of 2013:
•	Net income available to common stockholders of $8.0 million, up 23%;
•	Total average loans of $2.250 billion, up 8%;
•	Non-performing loans of $11.5 million, down 46%; and
•	Total non-interest expense of $26.8 million, down 4%.

First Busey Corporation’s net income for the second quarter of 2014 was $8.2 million and net income available to common stockholders was $8.0 million, or $0.09 per fully-diluted common share.  Net income was notably higher than the second quarter of 2013, when the Company reported net income of $7.4 million and net income available to common stockholders of $6.5 million, or $0.08 per fully-diluted common share.  The Company reported net income of $7.9 million and net income available to common stockholders of $7.7 million, or $0.09 per fully-diluted common share, for the first quarter of 2014. Net income available to common stockholders grew 3.9% on a linked-quarter basis.

The Company’s year-to-date net income through June 30, 2014 was $16.1 million and net income available to common stockholders was $15.7 million, or $0.18 per fully-diluted common share, compared to net income of $13.9 million and net income available to common stockholders of $12.1 million, or $0.14 per fully-diluted common share, for the comparable period of 2013.

Growth in quarterly and year-to-date net income available to common stockholders over the same periods in 2013 was led by a reduction in preferred dividends, improved credit costs, and lower operating expenses as the Company remains focused on cost control and productivity.  Robust loan growth during 2013 pushed Small Business Lending Fund (“SBLF”) qualified credits above certain thresholds required to meaningfully reduce costs of the preferred stock dividend beginning in 2014.  Dividends paid on the preferred stock totaled $0.4 million for the first six months of 2014 compared to $1.8 million for the comparable period of 2013.

Provision for loan loss of $1.0 million in the second quarter of 2014 was unchanged from the $1.0 million provision in the  first quarter of 2014 but decreased from $2.0 million in the second quarter of 2013.  For the first six months of 2014, the provision for loan loss was $2.0 million, compared to $4.0 million for the same period of 2013, as the Company’s continued commitment to improving asset quality and building balance sheet strength continues to yield positive results.

Gross loans at June 30, 2014 increased $91.4 million from March 31, 2014 after overcoming seasonal slowness and extreme winter weather conditions that reduced loan demand in the first quarter of 2014. Gross loans increased to $2.324 billion at June 30, 2014 from $2.233 billion at March 31, 2014 and $2.159 billion at June 30, 2013.  Commercial loans increased to $1.738 billion as of June 30, 2014, which represents an increase of 3.2% from March 31, 2014 and 10.0% from June 30, 2013.

Challenging conditions across the mortgage industry began to moderate during the second quarter of 2014 as gains on sales of loans and mortgage portfolio balances both increased from the first quarter of 2014.  Mortgage production nearly doubled from the first quarter to the second quarter of 2014, with total retail real estate portfolio balances growing by $36.0 million from $540.6 million as of March 31, 2014 to $576.6 million as of June 30, 2014, including held for sale loans.  Gain on sales of loans increased to $1.2 million for the second quarter of 2014, a 25.8% increase from the $1.0 million reported for the first quarter of 2014, but decreased from $2.8 million in the second quarter of 2013.  Year-to-date gain on sales of loans through June 30, 2014 were $2.2 million compared to $6.3 million in the same period of 2013 due to lower refinance volume as a result of market-based influences and higher interest rates.

Overall deposit levels of $2.9 billion at June 30, 2014 held steady from March 31, 2014 and June 30, 2013, while deposit costs continued to trend favorably lower.  Non-interest bearing deposits of $605.3 million rose from $578.1 million at March 31, 2014 and from $514.1 million at June 30, 2013.  The Company remained strongly core deposit funded at 77.3% of total assets as of June 30, 2014, with solid liquidity and significant market share in the communities it serves.

Capital Strength:  At the end of the second quarter of 2014, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under regulatory guidance.  Further, First Busey Corporation’s Tangible Common Equity (TCE) increased to $328.7 million at June 30, 2014 from $321.8 million at March 31, 2014 and from $310.1 million at June 30, 2013.  TCE represented 9.44% of tangible assets at June 30, 2014 compared to 9.15% at March 31, 2014 and 8.90% at June 30, 2013.1

Due to continued strong financial performance, the Company will pay a cash dividend on July 25, 2014 of $0.05 per common share to stockholders of record as of July 18, 2014, which represents a 25% increase from the quarterly dividend of $0.04 per common share paid in July 2013.  First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

Asset Quality:  While much internal focus has been directed toward organic growth, the Company’s commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  As of June 30, 2014, the Company reported non-performing loans of $11.5 million, which reflected the lowest level in over five years.  Net charge-offs for the second quarter of 2014 also reflected yet another low at $1.0 million for the quarter, compared to $1.1 million for first quarter of 2014 and $1.3 million for the second quarter of 2013.  Net charge-offs for the first six months of 2014 were $2.1 million compared to $3.5 million for the same period of 2013.  The Company expects these levels to remain relatively stable for the remainder of 2014; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Busey Wealth Management’s net income of $1.4 million for the second quarter of 2014 rose from $1.0 million for the first quarter of 2014 and $1.1 million for the second quarter of 2013.  Busey Wealth Management’s net income for the first six months of 2014 was $2.4 million as compared to $2.0 million for the first six months of 2013.  Assets under care increased to $5.1 billion as of June 30, 2014 compared to $4.5 billion at June 30, 2013.  FirsTech’s net income of $0.3 million for the second quarter of 2014 was comparable to the first quarter of 2014 and was up from the second quarter of 2013 by 14.0%.  FirsTech’s year-to-date net income of $0.6 million increased from $0.5 million for the comparable period of 2013 on increased sales.

Revenues from trust, brokerage and commissions and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 56% of the Company’s non-interest income for the first six months of 2014, providing a balance to traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens its business base and enhances its ability to further develop revenue sources.

Trust fees decreased to $5.1 million for the second quarter of 2014 compared to $5.6 million for the first quarter of 2014 but increased from $4.7 million for the second quarter of 2013.  The decline from the first quarter of 2014 was due to seasonal farm management fees recorded in the first quarter 2014; however, other trust fees increased over the same period.  Trust fees for the first six months of 2014 were $10.7 million compared to $9.9 million in the same period of 2013.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  An active business outreach across the Company’s footprint continues to support ongoing business expansion.  Specific areas of operating performance are detailed as follows:

•
Net interest income of $25.0 million in the second quarter of 2014 increased from $24.6 million in the first quarter of 2014, but decreased slightly compared to the $25.2 million recorded in the second quarter of 2013. Net interest income for the first six months of 2014 was $49.6 million compared to $49.8 million for the same period of 2013.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.

•
Net interest margin was unchanged at 3.13% for the second quarter of 2014 as compared to the first quarter of 2014 but decreased from 3.17% for the second quarter of 2013.  The net interest margin for the first six months of 2014 slightly decreased to 3.13% compared to 3.14% for the same period of 2013.  Average loan balances for the three months ended June 30, 2014 increased compared to the three months ended March 31, 2014 and June 30, 2013, and also increased for the six month period ended June 30, 2014 compared to the same period in 2013, positively influencing net interest margin while a highly competitive loan environment and a prolonged period of low interest rates continued to put downward pressure on yields and margins.

•
Salaries and wages and employee benefits decreased to $15.0 million in the second quarter of 2014 as compared to $15.1 million in the first quarter of 2014 and $15.7 million in the second quarter of 2013.  In the first six months of 2014, salaries and wages and employee benefits decreased to $30.1 million as compared to $32.5 million for the same period of 2013.  An ongoing commitment to seek sensible opportunities to reduce cost and enhance productivity resulted in personnel reductions and other cost containment efforts that have contributed to positive expense trends.

•
Data processing expense in the second quarter of 2014 decreased to $2.7 million compared to $2.8 million in the first quarter of 2014 but increased from $2.6 million in the second quarter of 2013.  Data processing expense totaled $5.5 million for the first six months of 2014, compared to $5.2 million for the same period of 2013.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

Overview and Strategy:

We are pleased with the sustained earnings momentum and strong performances across a broad spectrum of our businesses.  Net income in each of our operating segments was up by over 15.0% from the prior year-to-date period.  Investment portfolio changes added incremental revenue to net interest income from the prior quarter and we are encouraged by the resurgence of loan growth in the second quarter of 2014.  On a linked quarter basis, total revenues expanded for the second consecutive quarter.  Comprehensive expense discipline continues driving improvement in operating costs and efficiency ratios.  Sound asset quality management supported further balance sheet strength and credit cost reductions benefited our bottom line.  In addition, retail branch transaction activity increased during the second quarter of 2014 representing positive customer trends and recovery from the harsh winter.

For the second consecutive year, First Busey Corporation was named by Forbes as one of America’s most trustworthy companies.  Our associates take great pride in being selected by Forbes as one of America’s 50 Most Trustworthy Financial Companies2  for 2014.  This ratings process suggests that its 50 Most Trustworthy Financial Companies have consistently demonstrated clear and conservative accounting practices and solid corporate governance, management and board supervision.

Further, Busey Bank was recognized among the Top 50 Community Bank Leaders in Social Media, presented by Independent Community Bankers of America in June 2014.  Busey Bank was chosen based on engagement with fans and followers, content distributed and frequency of posting new content .

Our emphasis on maximizing stockholder value was evidenced in the first half of 2014 by the growth in earnings per share and increased quarterly dividend.  With our strong capital position, a stable core funding base, and a sound credit foundation, we are actively engaged in growing our Company through both organic and external measures.  As we take pride in our past and look confidently towards our future, we thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

2 ©2014, Forbes Media LLC.  Used with Permission.

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2013	2014	2013
EARNINGS & PER SHARE DATA
Net income	$ 8,185	$ 7,887	$ 6,920	$ 7,440	$ 16,072	$ 13,873
Income available to common stockholders2	8,004	7,705	6,012	6,532	15,709	12,057
Revenue3	40,036	39,500	39,062	41,028	79,536	82,252
Fully-diluted earnings per share	0.09	0.09	0.07	0.08	0.18	0.14
Cash dividends paid per share4	0.05	0.04	0.04	0.04	0.09	0.04

Net income by operating segment
Busey Bank	$ 7,436	$ 7,279	$ 6,173	$ 6,487	$ 14,715	$ 12,280
Busey Wealth Management	1,401	1,002	1,116	1,133	2,403	1,953
FirsTech	326	309	193	286	635	548

AVERAGE BALANCES
Cash and due from banks	$ 239,372	$ 283,358	$ 250,573	$ 326,600	$ 261,244	$ 336,732
Investment securities	870,818	822,210	883,120	946,834	846,648	963,036
Gross loans	2,249,786	2,235,314	2,221,183	2,083,296	2,242,590	2,060,332
Earning assets	3,270,335	3,244,780	3,257,957	3,270,472	3,257,628	3,279,556
Total assets	3,523,428	3,507,711	3,529,936	3,544,702	3,515,613	3,551,681
Non-interest bearing deposits	592,066	568,145	541,242	533,816	580,171	528,068
Interest-bearing deposits	2,295,196	2,308,139	2,332,765	2,378,288	2,301,631	2,392,306
Securities sold under agreements to repurchase	134,237	131,645	157,610	133,708	132,948	131,911
Interest-bearing liabilities	2,484,433	2,494,784	2,545,375	2,570,226	2,489,579	2,583,836
Stockholders' equity-common	349,410	345,089	342,912	340,282	347,262	338,926
Tangible stockholders' equity-common5	320,186	315,102	312,169	307,976	317,658	306,228

PERFORMANCE RATIOS
Return on average assets6	0.91%	0.89%	0.68%	0.74%	0.90%	0.68%
Return on average common equity6	9.19%	9.06%	6.96%	7.70%	9.12%	7.17%
Return on average tangible common equity6	10.03%	9.92%	7.64%	8.51%	9.97%	7.94%
Net interest margin6, 7	3.13%	3.13%	3.12%	3.17%	3.13%	3.14%
Efficiency ratio8	64.35%	64.65%	67.61%	64.91%	64.50%	66.87%
Non-interest revenue as a % of total revenues3	37.50%	37.83%	35.99%	38.47%	37.67%	39.42%

1 Results are unaudited
2 Net income available to common stockholders, net of preferred dividend
3 Interest income plus non-interest income, net of interest expense and security gains/losses
4 The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide stockholders with certainty as to the tax treatment of such dividend
5 Tangible stockholders’ equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
6 Annualized and calculated on net income available to common stockholders
7 On a tax-equivalent basis, assuming a federal income tax rate of 35%
8 Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets1	As of
(in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013
Assets
Cash and due from banks	$ 182,032	$ 288,554	$ 231,603	$ 251,204
Investment securities	841,962	854,693	842,144	921,565
Commercial loans	1,737,751	1,683,557	1,751,740	1,580,351
Held for sale loans	20,286	7,046	13,840	40,874
Other loans	566,031	542,029	529,720	537,873
Allowance for loan loss	(47,428)	(47,426)	(47,567)	(48,491)
Premises and equipment	64,562	65,029	65,827	69,377
Goodwill and other intangibles	28,778	29,510	30,257	31,824
Other assets	113,475	119,069	122,011	126,812
Total assets	$ 3,507,449	$ 3,542,061	$ 3,539,575	$ 3,511,389

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$ 605,346	$ 578,081	$ 547,531	$ 514,118
Interest checking, savings, and money market deposits	1,718,057	1,789,592	1,739,236	1,725,236
Time deposits	538,125	559,500	582,371	631,582
Total deposits	$ 2,861,528	$ 2,927,173	$ 2,869,138	$ 2,870,936

Securities sold under agreements to repurchase	140,563	117,238	172,348	148,238
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	23,591	22,316	27,725	27,185
Total liabilities	$ 3,080,682	$ 3,121,727	$ 3,124,211	$ 3,101,359
Total stockholders' equity	$ 426,767	$ 420,334	$ 415,364	$ 410,030
Total liabilities & stockholders' equity	$ 3,507,449	$ 3,542,061	$ 3,539,575	$ 3,511,389

Share Data
Book value per common share	$ 4.08	$ 4.00	$ 3.95	$ 3.89
Tangible book value per common share2	$ 3.75	$ 3.66	$ 3.60	$ 3.52
Ending number of common shares outstanding	86,831	86,819	86,804	86,698

Asset Quality1	As of and for the Three Months Ended
(dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013

Gross loans	$ 2,324,068	$ 2,232,632	$ 2,295,300	$ 2,159,098
Non-performing loans
Non-accrual loans	11,232	14,340	17,164	20,274
Loans 90+ days past due	235	-	195	771
Non-performing loans, segregated by geography
Illinois/ Indiana	8,273	11,175	13,565	16,030
Florida	3,194	3,165	3,794	5,015
Loans 30-89 days past due	1,766	4,005	6,114	3,683
Other non-performing assets	1,622	1,937	2,133	2,617
Non-performing assets to total loans and non-performing assets	0.56%	0.73%	0.85%	1.09%
Allowance as a percentage of non-performing loans	413.60%	330.73%	274.02%	230.42%
Allowance for loan losses to loans	2.04%	2.12%	2.07%	2.25%
Net charge-offs	998	1,141	1,897	1,282
Provision expense	1,000	1,000	1,500	2,000

1 Results are unaudited except for amounts reported as of December 31, 2013
2Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest and fees on loans	$ 22,437	$ 23,200	$ 44,970	$ 46,161
Interest on investment securities	4,219	4,260	7,937	8,414
Total interest income	$ 26,656	$ 27,460	$ 52,907	$ 54,575

Interest on deposits	1,306	1,824	2,668	3,921
Interest on short-term borrowings	35	46	74	99
Interest on long-term debt	-	44	-	125
Junior subordinated debt owed to unconsolidated trusts	294	301	587	602
Total interest expense	$ 1,635	$ 2,215	$ 3,329	$ 4,747

Net interest income	$ 25,021	$ 25,245	$ 49,578	$ 49,828
Provision for loan losses	1,000	2,000	2,000	4,000
Net interest income after provision for loan losses	$ 24,021	$ 23,245	$ 47,578	$ 45,828

Trust fees	5,080	4,713	10,697	9,921
Commissions and brokers' fees	676	569	1,347	1,109
Fees for customer services	4,729	4,550	8,912	8,716
Remittance processing	2,376	2,085	4,726	4,183
Gain on sales of loans	1,234	2,763	2,215	6,260
Net security gains (losses)	(3)	-	40	-
Other	920	1,103	2,061	2,235
Total non-interest income	$ 15,012	$ 15,783	$ 29,998	$ 32,424

Salaries and wages	12,578	12,781	24,827	26,341
Employee benefits	2,386	2,947	5,279	6,174
Net occupancy expense	2,055	2,103	4,298	4,285
Furniture and equipment expense	1,153	1,222	2,357	2,476
Data processing expense	2,687	2,568	5,499	5,207
Amortization expense	733	783	1,480	1,566
Regulatory expense	501	617	1,056	1,263
OREO expense	51	58	71	601
Other operating expenses	4,679	4,722	8,574	9,455
Total non-interest expense	$ 26,823	$ 27,801	$ 53,441	$ 57,368

Income before income taxes	$ 12,210	$ 11,227	$ 24,135	$ 20,884
Income taxes	4,025	3,787	8,063	7,011
Net income	$ 8,185	$ 7,440	$ 16,072	$ 13,873
Preferred stock dividends	$ 181	$ 908	$ 363	$ 1,816
Income available for common stockholders	$ 8,004	$ 6,532	$ 15,709	$ 12,057

Per Share Data
Basic earnings per common share	$ 0.09	$ 0.08	$ 0.18	$ 0.14
Fully-diluted earnings per common share	$ 0.09	$ 0.08	$ 0.18	$ 0.14
Diluted average common shares outstanding	87,263	86,730	87,245	86,717

Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.5 billion as of June 30, 2014.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2014, Busey Wealth Management’s assets under care were approximately $5.1 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.